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                                                                    EXHIBIT 10.3




                26500 DEVELOPMENT ASSOCIATES LIMITED PARTNERSHIP
                      1400 NORTH WOODWARD AVENUE, SUITE 250
                        BLOOMFIELD HILLS, MICHIGAN 48304



                                 March 8, 1999



World Wide Financial Services, Inc.
555 South Woodward Avenue, Fifth Floor
Birmingham, Michigan  48009

26500 Northwestern Building LLC
555 South Woodward Avenue
Fifth Floor
Birmingham, Michigan  48009

                           RE:      26500 Northwestern Highway,
                                    Southfield, Michigan (the "Building")

Gentlemen:

26500 Development Associates Limited Partnership ("Seller") and 26500 Northwestern Building LLC ("Purchaser") are the parties to that certain Agreement for Purchase and Sale, dated October 23, 1998, as amended ("Purchase Agreement") covering the captioned Building. World Wide Financial Services, Inc. ("World Wide") has or will enter into a Lease with Purchaser, as Landlord, covering portions of the captioned Building.

In order to induce World Wide to enter into such a Lease so that Purchaser shall proceed with the purchase of the Building, Seller shall pay to World Wide, at the closing of the purchase and sale of the Building, the sum of Eight Hundred Thousand Dollars ($800,000.00) by certified funds or by wire transfer for leasehold and other improvements to be made in and to the Building by World Wide and Seller shall assign to World Wide the One Hundred Fifty Thousand Dollars ($150,000.00) worth of Trade Dollars received by it from Universal Standard Health Care, Inc. ("USML") under the terms of that certain Lease Termination Agreement of even date. World Wide acknowledges that certain of the ITEX Corporation Trade Dollars must be used as part of the purchase price for goods and services in connection with United States currency and that the percentage of ITEX Corporation Trade Dollars that can be used varies with the particular goods or services being purchased.

The parties acknowledge that pursuant to such Lease Termination Agreement, Seller is acting as a mere conduit with respect to the payment of One Hundred Fifty Thousand Dollars ($150,000.00) in cash being received by it from USML and the receipt of the Trade Dollars from USML, and that such payments are not payments of past due rents (the Lease being current) but



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are payments in consideration for the termination of the Lease by Landlord, and that such payments are being made for the benefit of Purchaser and World Wide and are being paid to World Wide hereunder (collectively, "Payments") as herein provided.

The obligation of Purchaser to close on the purchase of the Building is conditional upon World Wide receiving the Payments as herein provided.

Purchaser and World Wide shall indemnify Seller and its beneficiaries, partners, representatives, agents and employees and hold them harmless from and against any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorney's fees in any litigation relating to the Payments by USML to Seller.

Please sign the enclosed copy of this letter in the space provided below in order to evidence your acceptance and agreement to the foregoing.

Very truly yours,

26500 DEVELOPMENT ASSOCIATES
LIMITED PARTNERSHIP

By       26500 Investment Corporation,
         A Michigan corporation, General Partner


         By       /s/ Mike Kojaian
                  ------------------------------
                  Mike Kojaian, President

ACCEPTED AND AGREED TO:

WORLD WIDE FINANCIAL SERVICES, INC.         26500 NORTHWESTERN BUILDING LLC


By  /s/ CEO                                 By /s/ Alan S. Ker
  ----------------------------------          ----------------------------------

Its: CEO                                    Its: CFO